AMENDMENT TO THE
KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

        THIS AGREEMENT, made and entered into as of the 5th day of December, 2005, by and between FRESH BRANDS, INC., a Wisconsin corporation (the “Company”), and JONATHAN B. HOENECKE (the “Executive”).

W I T N E S S E T H :

        WHEREAS, the Company and the Executive entered into that certain Key Executive Employment and Severance Agreement on July 1, 2004 (the “Agreement”);

        WHEREAS, the Company has entered into that certain Agreement and Plan of Merger among Certified Holdings, Inc., Pillow Acquisition Corp. and the Company, dated as of this date (the “Merger Agreement”) that provides for the merger of the Pillow Acquisition Corp. and the Company (the “Merger”);

        WHEREAS, the Company has in effect a 2005 annual bonus plan, pursuant to which the Executive may be entitled to a cash payment after the close of 2005 to reward the Executive for his performance with respect to the 2005 fiscal year;

        WHEREAS, as a condition to the obligation of the parties to the Merger Agreement to effectuate the Merger, the Agreement is required to be amended to provide that any payment made under the Company’s 2005 annual bonus plan will not increase the severance amount payable under the Agreement;

        WHEREAS, the parties desire to amend the Agreement to exclude the 2005 bonus payment from being considered under the Agreement contingent on the Effective Time of the Merger (as that term is defined in the Merger Agreement); and

        WHEREAS, the Company and Executive also desire to amend the Agreement to reflect changes required by the provisions of Internal Revenue Code Section 409A, to be retroactively effective to January 1, 2005.

        NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

Amendment Contingent on Merger

Effective on the Effective Time of the Merger, the first sentence of Section 9(b) is revised to read in its entirety as follows:

“The Termination Payment shall be an amount equal to two (2) times the sum of (i) the Executive’s annual base salary, as in effect immediately prior to the Change in Control of the Company, as adjusted upward from time to time pursuant to Section 6 hereof, plus (ii) the higher of (a) the average of the two highest annual bonuses (if any) paid to the Executive in the three years immediately prior to the Change in Control of the Company, or (b) the average of the two highest annual bonuses (if any) paid to the Executive in the three years immediately prior to the date of the Covered Termination, but excluding, for purposes of calculating the amount under subsections (a) or (b), any bonus paid in 2006 with respect to the 2005 annual performance period.”

Amendments for 409A. Effective as of January 1, 2005, the Agreement is amended as follows:

1.	Section 1(m), definition of “Termination Date,” is amended by adding the following to the end thereof:

“Notwithstanding the foregoing, the Executive’s termination of employment must also be considered a “separation from service” within the meaning of Code Section 409A and the regulations promulgated thereunder. If the Executive is considered to have terminated employment due to the “insignificant services” rule under the regulations, the Executive will be deemed to have voluntarily terminated employment if the Executive consents in writing to provide such insignificant services; otherwise, the Executive will be considered to have terminated employment for Good Reason on the date the insignificant services begin.”

2.	Section 5(a) is amended to provide that the base salary to be paid to the Executive shall not include any amounts previously deferred by the Executive, except to the extent the Executive is permitted to cancel or revise a deferral election under Code Section 409A.

3.	Section 8(b)(i) is amended to read as follows:

“The Executive shall receive, at the expense of the Company, reasonable outplacement services on an individualized basis provided by a nationally recognized executive placement firm selected by the Company; provided that such services must be utilized by the Executive within the period ending on December 31 of the second calendar year following the calendar year in which the Executive’s Termination Date occurs.”

4.	Section 9(a)(iv) is amended by eliminating the phrase “lump sum.” [The result is that bonuses will be paid in accordance with the form of payment under the bonus plan.]

5.	The first paragraph of Section 9(b) is amended by adding the following to the end thereof:

“Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Code Section 409A on his Termination Date, the Termination Payment shall be paid on the first day of the seventh (7th) month following the month in which the Termination Date occurs.”

6.	The last sentence of Section 15 is amended to read as follows:

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“Within ten (10) days after the Executive’s written request therefor, the Company shall pay to the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive’s reasonable expenses in advance of the final disposition or conclusion of any such dispute, legal or arbitration proceeding; provided that no such Company reimbursement shall be made after December 31 of the second calendar year following the calendar year in which the Executive’s Termination Date occurs.”

7.	Section 19 is amended to read in its entirety as follows:

“This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Executive; provided that the Company shall amend or modify this Agreement without the Executive’s consent in order to conform the terms of this Agreement to the requirements of Code Section 409A, and any such amendment shall be made in a manner that is the minimum needed in order for the Agreement to comply with Code Section 409A; provided further that to the extent any amendment made herein is not needed for the Agreement to comply with Code Section 409A, the Company shall further amend the Agreement to reinstate any benefit or right that was provided under the terms of the original Agreement to the minimum extent required for the Agreement to comply with Code Section 409A.”

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

FRESH BRANDS, INC.
By /s/ Louis E. Stinebaugh
Louis E. Stinebaugh
President and Chief Operating Officer
EXECUTIVE
/s/ Jonathan B. Hoenecke
Jonathan B. Hoenecke

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